SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 1, 2006

Microtune, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-31029-40	75-2883117
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2201 10th Street, Plano, Texas	75074
(Address of principal executive offices)	(Zip Code)

(972) 673-1600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

(a) On November 1, 2006, Microtune, Inc. (the “Company”) provided an update on the status of the ongoing internal investigation of the Company’s stock option grant practices. As previously announced on July 27, 2006, the Audit Committee of the Company’s Board of Directors self-initiated an internal investigation of the Company’s stock option grant practices covering the period from the date of the Company’s initial public offering in August 2000 through June 2006. With the assistance of independent legal and accounting advisors, the Audit Committee is nearing completion of its investigation, although it has not yet reached any final conclusions.

The Audit Committee investigation has included the evaluation of more than 2,000 individual option grants to purchase more than 16 million shares of the Company’s common stock. In order to analyze each of these grants, the Audit Committee’s legal and accounting advisors have reviewed thousands of pages of hard copy and electronic documents, captured and analyzed millions of e-mail correspondence and interviewed certain current and former employees, officers and directors of the Company. Although the investigation is not yet complete, as previously announced on September 20, 2006, the Audit Committee has reached the conclusion that, pursuant to the requirements of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25), the actual accounting measurement dates for certain past stock option grants differed from the stated dates of grant previously used in accounting for such grants. In certain cases, the differences in these measurement dates result in non-cash, stock-based compensation charges that were not recorded in the Company’s financial statements during the applicable periods. These charges have the effect of decreasing earnings and retained earnings as reported in the Company’s historical financial statements or reflected in previously issued financial guidance. The Company believes that these charges resulting from the differences in accounting measurement dates will not have an impact on its historical revenues, cash position or non-stock option related operating expenses.

The Company has not yet determined the final amount of such charges, but at this time has identified non-cash, stock-based compensation charges of approximately $5 million that will impact amounts previously reported during years 2001 through 2005, and the first half of 2006. Further analysis could cause the amount of the charges currently identified to change materially. As a result of these findings, on November 1, 2006, the Board of Directors, the Audit Committee and management of the Company, after reviewing information provided by the Audit Committee’s advisors, concluded that the Company will need to restate certain financial statements and related footnote disclosures during years 2001 through 2005 and the first half of 2006. The Audit Committee and the Board of Directors further concluded on November 1, 2006 that the Company’s previously issued financial statements and related auditor’s report for the years 2001 through 2005, and the first half of 2006 should no longer be relied upon.

In addition, the Company is attempting to determine the potential impact of differences in measurement dates on the Company’s tax liabilities that should have been reported during these same periods. Any additional tax liabilities would also negatively impact the Company’s historical financial results; however, because these amounts have not yet been estimated, they are not included in the above preliminary expense estimates. Furthermore, any potential tax liabilities identified would likely be cash-based expenses and impact historical non-stock option related operating expenses. These expenses could also negatively impact the Company’s future financial results.

The Company has not yet fully assessed the impact of these conclusions on internal control over financial reporting.

The Audit Committee has discussed the matters disclosed in this Current Report on Form 8-K with Ernst & Young LLP, the Company’s registered independent public accounting firm.

As soon as practicable following the completion of the internal investigation and a review of conclusions of the Audit Committee by the Company and its independent public accounting firm, the Company intends to prepare restated financial statements for certain prior periods and thereafter become current on the filing of its periodic reports required under the Securities Exchange Act of 1934, as amended.

The Company previously announced that it estimated that the Audit Committee’s investigation would be completed by the end of October 2006. Although substantial progress has been made, the Audit Committee investigation is ongoing, and the Company now estimates the investigation will be completed by the end of November 2006.

The Company issued a press release concerning this matter on November 1, 2006, a copy of which is attached as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit 99.1 Press Release issued by Microtune, Inc. dated November 1, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Microtune, Inc.

Date: November 1, 2006	By:	/s/ Jeffrey A. Kupp
Jeffrey A. Kupp
Chief Financial Officer

Index to Exhibits

Exhibit No.	Description
99.1	Press Release issued by Microtune, Inc. dated November 1, 2006.